Exhibit 10.5

April 30, 2015

Thomas Sabol
By Electronic Delivery

Dear Tom,

This letter agreement and general release (this “Letter”) summarizes the terms of separation that Comverse, Inc., on behalf of itself and its subsidiaries (collectively, the “Company” or the “Group Companies”) is willing to offer you. You are referred in some instances in this Letter as the “Executive.” Please read this Letter, which includes a general release, carefully. If you agree to its terms, please sign in the space provided below where it indicates “Executive Acceptance” and return it to Kathleen Harris, Comverse, Inc., 200 Quannapowitt Parkway, Wakefield, MA 01880 within the time period set forth herein so that your separation benefits can begin.

Your employment terms under which you have been employed to date are set forth in an employment agreement dated July 1, 2012, between you and the Company (the “Employment Agreement”). Capitalized terms used but not otherwise defined herein, shall have the meaning ascribed thereto in the Employment Agreement.

1.Regardless of whether you sign this Letter, you will cease to serve as Senior Vice President and Chief Financial Officer on April 30, 2015 and your employment with the Company is terminated effective July 1, 2015 (the “Separation Date”). You will be paid for time worked through the Separation Date and for any unused and accrued PTO (if any) as of the Separation Date, less lawful deductions.

2.After the Separation Date, except as provided below, you will not be entitled to receive any benefits paid by, or participate in any benefit programs offered by, the Company to its employees. You will receive, under separate cover, information concerning your right to continue your health insurance benefits after that date in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

3.In consideration for and in compliance with the representations and promises made herein, and in the event you sign this Letter and Exhibit A “Waiver and Release Agreement” and return it to the Company within the time period set forth in this Letter and do not revoke your acceptance of this Letter pursuant to section 10 below, the Company will pay you, subject to section 8, the following:

a.
an aggregate gross amount of $560,000, less lawful deductions, payable as follows: (i) $90,000, less lawful deductions, on the first payroll date after the expiration of the seven (7) day revocation period described in Section 10, (ii) $225,000, less lawful deductions, payable on August 21, 2015, (iii) $95,000 on November 27, 2015, (vi) $60,000 on February 26, 2016, and (v) $90,000 on April 8, 2016.

b.
a pro-rata portion of your Cash Bonus for the fiscal year ending January 31, 2016 (determined by multiplying the amount of the Cash Bonus you would have been entitled to receive for the full fiscal year ending January 31, 2015 based on actual company and individual performance, by a fraction, the numerator of which is the number of days during the fiscal year ending January 31, 2016 that you were employed with the Company and the denominator of which is 365), less lawful deduction, payable only if any annual bonus is paid to other Company executives. If payment of annual cash bonuses for the fiscal year ending January 31, 2016 is made to Company executives, any payment of a Cash Bonus to you will be made at the same time as such payment is made to executives of the Company, but in no event later than April 15, 2016.

c.
in respect of equity, (i) shares to be issued to you upon vesting and settlement of certain of your restricted stock unit awards (“RSUs”) as of the Separation Date as set forth in Exhibit B hereto, and (ii) vesting as of the Separation Date of certain of your stock option awards as set forth in Exhibit B hereto.     Any vested stock option may be exercised by you following the Separation Date subject to and in accordance with the terms of the Employment Agreement and the applicable stock option award agreement.     For the avoidance of doubt, the number of vested RSUs and stock options set forth in Exhibit B shall be in addition to your RSUs and options (or other equity grants) that have vested, or shall be vested, prior to the Separation Date.

d.
Provided that you properly elect to continue your health coverage under COBRA, the Company will contribute toward the cost of your COBRA premiums in the same amount as if you were actively employed (provided that you timely pay your portion of such COBRA premium), with such contribution ending on the earlier of (i) 12 months from the Separation Date; or (ii) the date on which you become eligible for coverage under the group health plan of another employer. Thereafter, you will be personally responsible for the full cost of any COBRA premiums. You agree to notify the Company immediately upon becoming eligible for coverage under the group health plan of another employer during the period in which the Company is contributing toward the cost of your COBRA coverage. Such payments by the Company will be treated as taxable income to you and amounts will be withheld from the severance payments under Section 3(a) to cover the Company’s tax withholding obligation with respect to these payments.

4.You understand and agree that you would not receive the funds and other consideration specified in section 3 above except in consideration for your execution of this Letter and Waiver and Release Agreement and the fulfillment of the promises contained herein.

5.By signing this Letter, you expressly affirm and acknowledge the following:

a.     Nothing in this Letter (or Exhibit A) limits your right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency, provided, however, that by signing this Letter, you waive the right to seek or receive any money damages based upon any claim that might be asserted arising out of your employment at the Company or separation therefrom; and

        b.    You have been paid and have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, relocation costs, and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to you, except as provided in this Letter (including but not limited to continued payment and entitlement to all amounts, vesting and benefits to which you are entitled as an employee through the Separation Date); and

        c.    You have no known workplace injuries or occupational diseases; and

        d.    You have not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers, including any allegations of corporate fraud; and

        e.    All decisions regarding your pay and benefits through the date of your execution of this Letter were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

f. As of the date hereof, you are in full compliance with the obligations set forth in Section 8 of the Employment Agreement.

        g.     You are not entitled to receive any additional Severance Payments under Section 6 of the Employment Agreement.

    6.    You acknowledge that the Company will be required to publicly disclose this Letter and its terms in accordance with its reporting obligations under applicable securities laws.

7.     You hereby acknowledge and reaffirm the validity of the post-employment obligations contained in any agreement you executed with the Company relating to non-competition, non-solicitation, confidentiality, assignment of inventions, and non-disparagement, including the provisions set forth in Section 8 of the Employment Agreement, which for the avoidance of any doubt, are incorporated herein by reference and continue to apply and be in full force and effect following the termination of Executive’s employment in accordance with their terms. You further agree that you shall abide by any and all common-law and statutory obligations relating to protection and non-disclosure of trade secrets and confidential and proprietary documents and information. You agree not to erase or destroy, and to return to the Company on or before the Separation Date, all documents (and any hard or computer copies thereof and including, without limitation, all confidential information of the Group Companies) and property of any kind or nature (including, without limitation, any and all personnel documents, employee or consumer lists, and personnel manuals) that belong to the Group Companies. You also agree to return all Company access cards, credit cards and/or equipment (except your iPhone5) to the Company on or before the Separation Date. You understand that the Company would not provide you with the monies and benefits under this Letter but for your reaffirmation of your post-employment obligations and your other representations contained in this Letter. Your expenses related to your participation in future investigations or cases on behalf of the Company will be reimbursed by the Company.
8.        In further consideration for the monies and other benefits provided to you in this Letter, you agree to the following:

a.	You shall not, use or disclose to any third party any Confidential Information for any reason or purpose whatsoever without the express written consent of the Company; and

b.
You agree that you shall observe in strict compliance the provisions of Section 8 of the Employment Agreement. For the sake of clarity and for removal of doubt, without derogating from Section 8 of the Employment Agreement, you agree that (i) Executive working for, or (ii) any involvement of the Executive with, or the provision of services or other engagement by the Executive with, a business unit or division of Metaswitch Networks, their respective affiliates, parents and subsidiaries, or any entity in such competitors’ group, which engages in a “Competitive Business” (as defined by the Employment Agreement) before the lapse of one (1) year from the Separation Date, shall be regarded as a breach of the Employment Agreement, this Letter and any agreement you executed with the Company relating to inventions, confidentiality, non-disclosure, non-solicitation and/or non-competition.

You agree that the limitations set forth in this section 8 (including Section 8 of the Employment Agreement) are reasonable given the highly competitive nature of the Company's business and are required for the Company's protection based upon numerous factors, including the knowledge and information to which you have had access during your employment with the Company. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, you agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. You acknowledge that a breach of this section 8 (including Section 8 of the Employment Agreement) will cause irreparable harm to the Company that would be difficult to quantify and for which money damages would be inadequate. As a result, you agree that in the event of such a breach or threat of such a breach the Company shall, in addition to any other remedies available to it, have the right to injunctive relief, without the necessity of posting a bond.

You further understand and agree that your foregoing obligations under this section 8 (including all subparts and Section 8 of the Employment Agreement) and the representation set forth in section 5.f. are material terms of this Letter, and that in the event you breach any of your obligations under section 8 of this Letter (including any of your obligations under Section 8 of the Employment Agreement which is incorporated herein by reference) or the representation set forth in section 5.f., (i) the Company shall have the right, in addition to any other damages, to cease making any payments due hereunder, and (ii) you shall be obligated to return to the Company the consideration paid hereunder (without impacting the validity or enforceability of the general release contained herein); provided, however, that prior to asserting any such rights under clauses (i) and (ii) of this paragraph, the Company shall provide you with written notice identifying with reasonable specificity the facts and circumstances alleged to constitute a violation of Section 8 of the Employment Agreement or this paragraph, and providing you not less than 10 days to cure or cease and desist from such alleged violation. Notwithstanding the forgoing, nothing herein shall serve or be deemed or construed to impede, hinder or delay the Company’s right to initiate legal proceedings in law or in equity (including injunctive relief). You acknowledge and agree that the Company’s subsidiaries and other affiliates are intended third party beneficiaries of this section 8.

9.    You will have up to twenty-one (21) days from your receipt of this Letter signed by the Company to consider the meaning and effect of this Letter. You are advised to consult with an attorney and you acknowledge that you have had the opportunity to do so. You agree that any modifications to this Letter, material or otherwise, do not restart or affect in any manner the 21-day consideration period. If you do not sign and return this Letter within the 21-day consideration period, the Company’s offer to provide you with the monies and/or other benefits set forth in this Letter will expire and be deemed null and void.
    10.     You may revoke your acceptance of this Letter (including the general release contained in Exhibit A) for a period of seven (7) days following the day you execute and deliver this Letter to the Company. Any revocation within this period must be submitted, in writing, to Kathleen Harris, Senior Vice President, Human Resources and state, “I hereby revoke my acceptance of the Letter dated April 30, 2015” The revocation must be personally delivered to Kathleen Harris, Comverse, Inc., 200 Quannapowitt Parkway, Wakefield, MA 01880, and/or postmarked within seven (7) days of execution of this Letter. This Letter shall not become effective or enforceable until the applicable revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Massachusetts or the state in which you are based, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

11.    On the Separation Date, the unvested portion of any stock options, RSUs or any other equity securities previously awarded to you shall be immediately forfeited and canceled unless otherwise stated

herein or in the applicable award agreement. The treatment of the vested portion of your stock options, RSUs or other equity securities, if any, upon termination of your employment shall be subject to the terms of the applicable equity incentive plan and award agreements. Without derogating from the generality of the preceding sentence, tax withholding in the amount necessary to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to the delivery of shares in settlement of RSUs shall be made by the Company withholding shares otherwise deliverable in settlement of the RSU having a fair market value on the vesting date equal to the minimum statutory total tax that could be imposed on the transaction.
12.    This Letter (including Exhibit A) may not be modified, altered, or changed except upon express written consent of both parties wherein specific reference is made to this Letter. This Letter (including Exhibit A) shall in all respects be interpreted, governed and enforced by the laws of the Commonwealth of Massachusetts without reference to the principles of conflicts of law thereof. Any claims or causes of action which arise out of this Letter (including Exhibit A) shall be instituted and litigated only in, and you voluntarily submit to the jurisdiction over your person by a court of competent jurisdiction located within the Commonwealth of Massachusetts. Both you and the Company expressly waive the right, if any, to a trial by jury with respect to any dispute arising out of or relating to this Letter (including Exhibit A).
13.    You agree that this Agreement will inure to the benefit of the Company, its successors and assigns. This Agreement may be assigned in whole or in part by the Company to a successor to all or substantially all of the business or assets of the Company; or to any parent, division or part of the Company; or to any subsidiary, affiliate or division or to any entity that is majority owned by the Company or its parent, subsidiaries, divisions or affiliates. It is agreed that a waiver by either party of a breach of any provisions of this Agreement must be in writing and signed by the waiving party and shall not operate or be construed as a waiver of any subsequent breach by the same party.
14.    In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or other unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope or subject, it shall be construed by limiting it and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.
15.    This Letter represents the complete agreement between you and the Company, and fully supersedes any prior agreements or understandings between the parties including the Employment Agreement except (i) that your obligations under Section 8 (Restrictions on Activities of Executive) and Section 9 of the Employment Agreement as modified herein shall continue to apply, except that any references to Comverse Technology, Inc. or Parent in such section shall be eliminated or (ii) as specifically stated otherwise herein. You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to sign this Letter and general release, except those set forth herein.
Comverse would like to extend its appreciation to you for your past service, and its sincere hope for success in your future endeavors.
Very truly yours,

Comverse, Inc.

/s/ Kathleen Harris

                            SVP, Chief Talent & Administrative Officer

EXECUTIVE ACCEPTANCE:

Having elected to execute this Letter, which includes Exhibit A “Waiver and Release Agreement” to fulfill the promises set forth herein, and to receive thereby the sums and benefits set forth in section 3 above, you freely and knowingly, and after due consideration, enter into this Letter intending to waive, settle, and release all claims you have or might have against the Group Companies through the date hereof.

Date: April 30, 2015         /s/ Thomas Sabol
Thomas Sabol

EXHIBIT A

WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (hereinafter “Release”) is entered into among Thomas Sabol (hereinafter “Executive”), and Comverse, Inc. (the “Company”).

WHEREAS, the Company and the Executive previously entered into an employment letter dated July 1, 2012, between you and the Company (the “Employment Agreement”); and

WHEREAS, Executive’s employment with the Company will be terminated effective July 1, 2015.

NOW THEREFORE, in consideration of certain payments and benefits under his Employment Agreement and the letter agreement and general release between the parties dated April 30, 2015 to which this Release is attached (the “Letter”), Executive and the Company agree as follows:

1.
Executive expressly waives and releases the Company and its affiliates, their respective affiliates and related entities, parent corporations and subsidiaries, and all current and former directors, administrators, supervisors, managers, agents, officers, partners, stockholders, attorneys, insurers and employees of the Company and their affiliates, related entities, parent corporations and subsidiaries, and their successors and assigns, from any and all claims, actions, and causes of action, at law or in equity, known or unknown, including those directly or indirectly relating to or connected with Executive’s employment with the Company or termination of such employment including but not limited to any claim related to additional compensation, any claim or right to receive equity securities of the Company (if any) and any and all claims under the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; the Immigration Reform Control Act, as amended; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq.; the Occupational Safety and Health Act, as amended; the Civil Rights Act of 1866, 29 U.S.C. § 1981, et seq; the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq.; the Americans With Disabilities Act of 1990, as amended; the Civil Rights Act of 1991; the Family and Medical Leave Act; the Equal Pay Act; the Genetic Information Nondiscrimination Act (“GINA”); the Massachusetts Law Against Discrimination, G.L. c. 151B; the Massachusetts Wage Payment Statute, G.L. c. 149, §§ 148, 148A, 148B, 149, 150,150A-150C, 151, 152, 152A, et seq.; the Massachusetts Wage and Hour laws, G.L. c. 151§1A et seq.; the Massachusetts Privacy Statute, G.L. c. 214, § 1B; the Massachusetts Sexual Harassment Statute, G.L. c. 214 § 1C; the Massachusetts Civil Rights Act, G.L. c. 12, § 11H; the Massachusetts Equal Rights Act, G.L. c. 93, § 102;, as such Acts have been amended, and all other forms of employment claims whether under federal, state or local statute or ordinance, wrongful termination, retaliatory discharge, breach of express implied, or oral contact, interference with contractual relations, defamation, intentional infliction of emotional distress and any other tort or contact claim under common law of any state or for attorneys’ fees, based on any act, transaction, circumstance or event arising up to and including the date of Executive’s execution of this Release; provided, however, nothing herein shall limit or impede Executive’s right to file or pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission (“EEOC”), or any similar local, state or federal agency. Executive agrees, however, that if Executive or anyone acting on Executive’s behalf, brings any action concerning or related to any cause of action or liability released in this Release or the Letter, Executive waives any right to, and will not accept any payments, monies, damages, or other relief, awarded in connection therewith. Notwithstanding the foregoing, nothing in this paragraph is intended to act as a release of any claim you may have for workers’ compensation benefits, unemployment insurance benefits, any right to indemnification or directors’ and officers’ liability insurance coverage to which you are otherwise entitled, any right you may have under the Letter, as well as any other claims that cannot lawfully be released.

2.
Executive acknowledges: (a) that Executive is advised in writing hereby to consult with any attorney before signing this Release, and (b) that Executive has had at least twenty-one (21) days after receipt to consider whether to accept or reject this Release. Executive understands that Executive may sign this Release prior to the end of such twenty-one (21) day period, but is not required to do so. In addition, Executive has seven (7) days after Executive signs this Release to revoke it as provided for in the Letter. If Executive revokes this Release as provided herein, it shall be null and void and Executive shall not be entitled to the monies and/or benefits provided for in the Letter.

3.
Executive and the Company agree that neither this Release nor the performance hereunder constitutes an admission by the Company of any violation of any federal, state or local law, regulation, or common law, or any breach of any contract or any other wrongdoing of any type.

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS FULL READ AND FULLY UNDERSTANDS THIS RELEASE; AND THAT EXECUTIVE ENTERED INTO IT FREELY AND VOLUNTARILY AND WITHOUT COERCION OR PROMISES NOT CONTAINED IN THIS RELEASE.

EXECUTIVE

/s/ Thomas Sabol
Thomas Sabol

Comverse, Inc.

By:	/s/ Kathleen Harris
Name: Kathleen Harris
Title: SVP, Chief Talent & Administrative Officer

EXHIBIT B

Security	Date of Grant	No. of Securities to Vest on Separation Date
Stock Option	November 1, 2012	22,661
Stock Option	June 21, 2013	13,159
Stock Option	June 25, 2014	15,400

Restricted Stock Unit	November 1, 2013	3,776
Restricted Stock Unit	June 21, 2013	4,541
Restricted Stock Unit	June 25, 2014	5,330